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                                                                     Exhibit 3.2

                             BARNEYS NEW YORK, INC.

                     CERTIFICATE OF DESIGNATION, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                     OTHER SPECIAL RIGHTS OF PREFERRED STOCK
                       AND QUALIFICATIONS, LIMITATIONS AND
                              RESTRICTIONS THEREOF

                              ---------------------

                     Pursuant to Sections 151 and 303 of the
                           General Corporation Law of
                                    Delaware

                              ---------------------

            BARNEYS NEW YORK, INC. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that this Certificate of Designation, Preferences and Relative, Participating, Optional and other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof (this "Certificate of Designation") has been deemed approved without the need for Board of Directors or Stockholder approval pursuant to Section 303 of the Delaware General Corporation Law because it is adopted pursuant to the Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code of the Company and certain of its affiliates, dated November 13, 1998, as confirmed on December 21, 1998 by the United States Bankruptcy Court for the Southern District of New York.

            The text of the Certificate of Designation is set forth as follows:


                   TERMS, PREFERENCES, RIGHTS AND LIMITATIONS

                                       of

                            SERIES A PREFERRED STOCK

                                       of

                             BARNEYS NEW YORK, INC.

            The relative rights, preferences, powers, qualifications, limitations and restrictions granted to or
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imposed upon the Series A Preferred Stock or the holders thereof are as follows:

            1. DEFINITIONS. For purposes of this Designation, the following definitions shall apply:

            "Board" shall mean the Board of Directors of the Company.

            "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            "Common Stock" shall mean the Common Stock, $.01 par value per share, of the Company.

            "Company" shall mean Barneys New York, Inc., a Delaware corporation.

            "Conversion Ratio" shall mean 8.125, as such number may be adjusted as provided for herein.

            "Current Market Price," when used with reference to shares of Common Stock or other securities on any date, shall mean the average of the daily market prices for 30 consecutive Business Days commencing 45 days before such date. The daily market price for each such Business Day shall be (i) the last sale price on such day on the principal stock exchange or the Nasdaq National Market or Small Cap Market on which such Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange or market, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or market, (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange or such market, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by Nasdaq or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, (v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers ("NASD") selected by the Company, or (vi) if there are no such publicly available quotes, as determined in good faith by the Board.


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            "Dividend Rate" shall mean 1% per annum, calculated on a 360 day per year basis, based on the actual number of days elapsed.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such similar Federal statute.

            "Liquidation Preference" shall mean $100.

            "Organic Change" shall mean (A) any sale, lease, exchange or other transfer of all or substantially all of the property and assets of the Company,
(B) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (C) any merger or consolidation to which the Company is a party in which the stockholders thereof immediately prior thereto own less than 50% of the outstanding voting stock immediately after such transaction.

            "Original Issue Date" shall mean the date of the original issuance of shares of Preferred Stock.

            "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

            "Preferred Stock" shall refer to shares of Series A Preferred Stock, $0.01 par value per share, of the Company.

            "Redemption" has the meaning set forth in Section 6(a)(i) of this Certificate of Designation.

            "Redemption Date" shall mean the date on which any shares of Preferred Stock are redeemed by the Company.

            "Redemption Price" has the meaning set forth in Section 6(a)(i) of this Certificate of Designation.

            2. DESIGNATION: NUMBER OF SHARES. The designation of the preferred stock authorized by this resolution shall be "Series A Preferred Stock" and the


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number of shares of Preferred Stock authorized hereby shall be 20,000 shares.

            3. DIVIDENDS.

            (a) So long as any shares of Preferred Stock shall be outstanding, dividends shall accrue thereon, whether or not declared by the Board of Directors of the Company, at the Dividend Rate on the Liquidation Preference hereunder, compounded annually on each anniversary of the Original Issue Date, and payable when and as declared by the Board. Such dividends shall be cumulative and begin to accrue from the Original Issue Date, whether or not declared and whether or not there shall be net profits or net assets of the Company legally available for the payment of those dividends.

            (b) So long as any shares of Preferred Stock shall be outstanding, no dividend whatsoever shall be paid or declared, and no distribution shall be made, on account of any Common Stock or on account of any class or series of the Company's preferred or other capital stock ranking junior to the Preferred Stock until all accrued and unpaid dividends on the Preferred Stock shall have been paid.

            4. LIQUIDATION RIGHTS OF PREFERRED STOCK.

            (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Common Stock or any share of any other class or series of the Company's preferred stock ranking junior to the Preferred Stock with respect to the payment of dividends or distribution of assets on liquidation, dissolution or winding up of the Company, an amount equal to the Liquidation Preference plus all accrued and unpaid dividends in respect of any liquidation, dissolution or winding up consummated.

            (b) If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such


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stockholders of the full preferential amounts aforesaid, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Preferred Stock, based on the full preferential amounts for the number of shares of Preferred Stock held by each holder.

            (c) After payment to the holders of Preferred Stock of the amounts set forth in Section 4(a) hereof, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed first among the holders of securities senior to the Common Stock, pro rata based on the number of shares of such securities held by them and second among the holders of Common Stock pro rata based on the number of shares of Common Stock then held by each.

            5. VOTING RIGHTS. In addition to any voting rights provided by law, so long as any of the Preferred Stock is outstanding, each share of Preferred Stock shall entitle the holder thereof to vote on all matters (other than the election of directors of the Company) voted on by the holders of Common Stock, voting together as a single class with other shares entitled to vote at all meetings of the stockholders of the Company. With respect to any such vote, each share of Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock of the Company into which such share of Preferred Stock is convertible on the record date for such vote.

            6. REDEMPTION OF PREFERRED STOCK.

            (a) (i) OPTIONAL REDEMPTION. (A) At any time on or after the earlier to occur of (1) an Organic Change, and (2) the sixth anniversary of the Original Issue Date, the Company may redeem (a "Redemption) pursuant to subparagraph (B) below), at the redemption price equal to the sum of the Liquidation Preference per share plus an amount equal to all accrued and unpaid dividends per share (the "Redemption Price"), all or any portion of the outstanding shares of Preferred Stock, subject, in the case of an Organic Change, to the Conversion rights of the holders of Preferred Stock set forth in Section 7 hereof.

                  (B) The Company will give written notice (the "Notice") of a proposed Redemption stating the number of shares of Preferred Stock to be redeemed and the intended


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date of consummation thereof, not less than twenty (20) Business Days prior to the date of consummation thereof, to each holder of Preferred Stock.

                  (C) On or before the Redemption Date, each holder of Preferred Stock shall surrender the certificate or certificates representing such holder's pro rata portion of the shares of Preferred Stock to be redeemed to the Company, in the manner and at the place designated in the Notice, and thereupon the Redemption Price for such shares shall be payable in cash on the Redemption Date to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (ii) MANDATORY REDEMPTION. (A) The Company shall redeem, and the holders of the outstanding Preferred Stock shall sell to the Company, at the Redemption Price, all of the outstanding Preferred Stock on the tenth anniversary of the Original Issue Date.

                  (B) At least twenty (20) Business Days and not more than sixty
(60) Business Days prior to the date fixed for the mandatory redemption of the Preferred Stock, written notice (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Preferred Stock at its post office address last shown on the records of the Company. The Redemption Notice shall state:

                  (1) the number of shares of Preferred Stock held by the holder that the Company intends to redeem;

                  (2) the date fixed for redemption and the Redemption Price;
      and

                  (3) that the holder is to surrender to the Company, in the manner and at the place designated, its certificate or certificates representing the shares of Preferred Stock to be redeemed.

                  (C) On or before the Redemption Date, each holder of Preferred Stock shall surrender the certificate or certificates representing such shares of Preferred Stock to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price


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for such shares shall be payable in cash on the Redemption Date to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

            (b) Unless the Company defaults in the payment in full of the Redemption Price, dividends on the Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the holders of such shares redeemed shall cease to have any further rights with respect thereto on the Redemption Date, other than to receive the Redemption Price without interest.

            (c) If, at the time of any redemption pursuant to this Section 6, the funds of the Company legally available for redemption of Preferred Stock are insufficient to redeem the number of shares required to be redeemed, those funds which are legally available shall be used to redeem the maximum possible number of such shares, pro rata based upon the number of shares to be redeemed. At any time thereafter when additional funds of the Company become legally available for the redemption of Preferred Stock, such funds shall immediately be used to redeem the balance of the shares of Preferred Stock which the Company has become obligated to redeem pursuant to this subparagraph, but which it has not redeemed; or, in the case of a redemption following an Organic Change pursuant to Section 6(a)(i) if a person other than the Company is the surviving or resulting corporation in such Organic Change, such person shall, at the consummation of such Organic Change, redeem such balance of the shares of Preferred Stock (and the Company shall so provide in its agreements with such person relating to such Organic Change).

            7. CONVERSION. (a) Subject to the provisions for adjustment hereinafter set forth, each share of Preferred Stock shall be convertible at any time on or after the earliest to occur of (A) an Organic Change, (B) the fifth anniversary of the Original Issue Date, and (C) not earlier than the first anniversary of the Original Issue Date, the distribution by the Company of rights to subscribe pro rata to the holders of its Common Stock for additional shares of stock of any class or any other right ("Rights"), for an aggregate offering price of not less than $20,000,000 (a "Rights Offering"), at the option of the holders thereof (a "Conversion") into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of a share of Preferred Stock,


                                        7
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adjusted as hereinafter provided, shall be one multiplied by the Conversion
Ratio. The Conversion Ratio shall initially be 8.125, subject to adjustment from time to time pursuant to paragraph (f) of this Section. Upon the distribution of Rights in a Rights Offering, each holder of shares of Preferred Stock shall receive that number of Rights which such holder would have been entitled to receive had such shares of Preferred Stock been surrendered for conversion immediately prior to the record date for such distribution, whether or not the holder elects to convert any of its shares of Preferred Stock into shares of Common Stock.

       No fractional shares shall be issued upon the conversion of any shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Current Market Price of such fraction on the date of conversion.

            (b) (i) A Conversion of the Preferred Stock may be effected by any such holder upon the surrender to the Company at the principal office of the Company of the certificate for such Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified number of such shares in accordance with the provisions of this
Section 7 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Upon any conversion of any shares of Preferred Stock, all accrued and unpaid dividends shall be cancelled without payment.

                  (ii) In case the written notice specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Company will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect


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of any issue or delivery of shares of Common Stock on conversion of Preferred
Stock pursuant hereto. As promptly as practicable, and in any event within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver or cause to be delivered
(i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted.

                  (iii) A conversion shall be deemed to have been made at the close of business on the date of giving the written notice referred to in the first sentence of clause (b)(i) above and of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

            (c) In case any shares of Preferred Stock are to be redeemed pursuant to Section 6, all rights of conversion shall cease and terminate as to the shares of Preferred Stock to be redeemed at the close of business on the Business Day next preceding the date fixed for redemption unless the Company shall default in the payment of the Redemption Price.

            (d) The Conversion Ratio shall be subject to adjustment from time to time in certain instances as hereinafter provided.

            (e) The Company shall at all times reserve, and keep available for issuance upon the conversion of the Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding


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shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Preferred Stock.

            (f) The Conversion Ratio will be subject to adjustment from time to time as follows:

                  (i) In case the Company shall at any time or from time to time after the Original Issue Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Company, then, and in each such case, the Conversion Ratio in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective
(x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause (i) in connection with any transaction to which paragraph (g) applies.

                  (ii) For purposes of this paragraph (f), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Company or any of its subsidiaries.

                  (iii) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall


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thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this paragraph (f) or in the Conversion Ratio then in effect shall be required by reason of the taking of such record.

                  (iv) Anything in this paragraph (f) to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Ratio unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Ratio by at least one-tenth of one share of Common Stock, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Ratio by at least one-tenth of one share of Common Stock, such change in Conversion Ratio shall thereupon be given effect.

            (g) In case of any Organic Change, each share of Preferred Stock then outstanding, other than those shares to be redeemed pursuant to Section 6 hereof, shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Organic Change, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Organic Change by a holder of that number of shares of Common Stock into which one share of Preferred Stock was convertible immediately prior to such Organic Change (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Organic Change). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 7 shall be deemed to apply, so far as appropriate and nearly as may be, to such other securities or property.

            (h) In case at any time or from time to time the Company shall pay any stock dividend or make any other non-cash distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Common Stock of the Company or consolidation or merger of the Company with


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or into another corporation, or any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said cases, the Company shall give at least 20 days' prior written notice to the registered holders of the Preferred Stock at the addresses of each as shown on the books of the Company as of the date on which (i) the books of the Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

            8. REPORTS AS TO ADJUSTMENTS. Upon any adjustment of the Conversion Ratio then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion set forth in Section 7, then, and in each such case, the Company shall promptly deliver to each holder of the Preferred Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Ratio then in effect following such adjustment and the increased or decreased number of shares issuable upon the conversion granted by Section 7, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to holders of the Preferred Stock may be given in advance and included as part of the notice required under the provisions of
Section 11.

            9. CERTAIN COVENANTS. Any registered holder of Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available


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remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

            10. NO REISSUANCE OF PREFERRED STOCK. No Preferred Stock acquired by the Company by reason of redemption, purchase, or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

            11. NOTICES. All notices to the Company permitted hereunder shall be personally delivered or sent by first class mail, postage prepaid, addressed to its principal office located at 575 Fifth Avenue, New York, New York 10017, or to such other address at which its principal office is located and as to which notice thereof is similarly given to the holders of the Preferred Stock at their addresses appearing on the books of the Company.


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            IN WITNESS WHEREOF, the undersigned has duly executed this
Certificate of Incorporation on this 22nd day of December, 1998.


                                          /s/ Mark N. Klein
                                          ------------------------
                                          Mark N. Klein
                                          Sole Incorporator


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